United States securities and exchange commission logo





                     December 20, 2023

       James Frates
       Chief Financial Officer
       Amylyx Pharmaceuticals, Inc.
       43 Thorndike St.
       Cambridge, MA 02141

                                                        Re: Amylyx
Pharmaceuticals, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 13,
2023
                                                            File Number
001-41199

       Dear James Frates:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences